Exhibit 5.1

JONES DAY

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212

September 3, 2021

Olympic Steel, Inc.

22901 Mill Creek Boulevard

Suite 650

Highland Hills, Ohio 44146

Re:         Registration Statement on Form S-8 Filed by Olympic Steel, Inc.

Ladies and Gentlemen:

We have acted as counsel for Olympic Steel, Inc., an Ohio corporation (the “Company”), in connection with the Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 400,000 shares (the “Shares”) of common stock, without par value, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with such Plan and the Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we also have assumed that each award under the Plan will be approved by the Directors of the Company or an authorized committee of the Directors of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Common Stock to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day